                               EXHIBIT 10.23

                            EMPLOYMENT AGREEMENT
                            --------------------

      This Employment Agreement (the "Agreement") made between Susan P. Widham (the "Executive") and Ralcorp Holdings, Inc., a corporation with its principal place of business at 800 Market Street, St. Louis, Missouri, and its subsidiaries and affiliates (the "Company"),

      WITNESSETH THAT:

                                 RECITALS
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      WHEREAS, the Company was incorporated on October 23, 1996; and

      WHEREAS, the Company was spun-off from its former parent company, Ralcorp Holdings, Inc. ("Old Ralcorp") on January 31, 1997; and

      WHEREAS, Executive is presently employed by the Company and has substantial experience as an executive level manager for the Company; and

      WHEREAS, the Company desires to secure Executive's employment for a definite period of time; and

      WHEREAS, Executive desires to be employed by the Company in the executive capacity described in SECTION TWO of this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Company and Executive hereby agree as follows:

                               SECTION ONE
                               DEFINITIONS
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The following terms shall have the meanings set forth below:

      A.    "Involuntary Termination" shall be any termination of the
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            Executive's employment with the Company, other than a Termination for Cause, (a) to which the Executive objects orally or in writing or (b) which follows any of the following:

            (i)    without the express written consent of the Executive,
                   (a) the assignment of the Executive to any duties materially inconsistent with the Executive's positions, duties, responsibilities and status on the effective date of this Agreement or (b) a material change in the Executive's titles, offices, or reporting responsibilities as in effect on the effective date of this Agreement and with respect to either (a) or (b) the situation is not remedied within thirty (30) days after receipt by the Company of written notice by the Executive; provided, however, (a) and (b) herein shall not constitute an "Involuntary Termination" if either situation is in connection with the Executive's death or disability; or

            (ii) without the express written consent of the Executive, a reduction in the Executive's annual salary or opportunity for total annual compensation, in effect on the effective date of this Agreement which is not remedied within thirty (30) days after receipt by the Company of written notice by the Executive; or

            (iii) without the express written consent of the Executive, the Executive is required to be based more than 100 miles from Executive's office location on the effective date of this Agreement, except for required travel on business to an extent substantially consistent with the business travel obligations of the Executive on the effective date of this Agreement; or

            (iv)   without the express written consent of the Executive,
                   (a) failure by the Company to continue in effect benefit and compensation plans which may include a stock ownership plan, a stock purchase plan, a stock option plan, a defined benefit pension plan, a defined contribution pension plan, a life insurance plan, a health and accident plan, and/or a disability plan which are, in the aggregate, substantially equivalent in value to those in which the Executive is participating or entitled to participate on the effective date of this Agreement; or (b) the taking of any action by the Company that would (1) adversely affect the participation in or materially reduce the aggregate value to the Executive of benefits under such plans either in terms of the amount of benefits provided or the level of the Executive's participation relative to other participants; or (2) cause a failure to provide the number of paid vacation days to which the Executive was then entitled in accordance with the Company's normal vacation policy in effect on the effective date of this Agreement, which in either situation (a) or (b) is not remedied within thirty (30) days after receipt by the Company of written notice by the Executive; or

            (v) the liquidation, dissolution, consolidation, or merger of the Company or transfer of all or substantially all of its assets, unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred expressly assumes in writing all duties and obligations of the Company as here set forth.

      The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to any circumstances set forth above.

      B.    "Termination for Cause" shall be a termination because of:
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            (i) the continued failure by the Executive to devote reasonable time and effort to the performance of the Executive's duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written demand therefor has been delivered to the Executive by the Company that specifically identifies how the Executive has not devoted reasonable time and effort to the performance of the Executive's duties; or

            (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or

            (iii) the Executive's conviction of a felony or a crime involving moral turpitude;

            in any case as determined by the Board of Directors of the Company (the "Board") upon the good faith vote of not less than a majority of the Directors then in office, after reasonable notice to the Executive specifying in writing the basis or bases for the proposed Termination for Cause and after the Executive has been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all Directors; provided, however, that a Termination for Cause shall not include a termination attributable to:

            (i) bad judgment or negligence on the part of the Executive other than habitual negligence; or

            (ii) an act or omission believed by the Executive in good faith to have been in, or not opposed to, the best interests of the Company and reasonably believed by the Executive to be lawful.

      C.    "Voluntary Termination" shall be any termination of the
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Executive's employment with the Company other than an Involuntary Termination or a Termination for Cause.


                                  SECTION TWO
                                  EMPLOYMENT
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      The Company hereby employs Executive as Corporate Vice President; and President, Beech-Nut Nutrition Corporation. Executive's day-to-day reporting responsibilities shall be to the Company's Chief Executive Officer. Subject to SECTION EIGHT, the Company may modify or realign Executive's duties and responsibilities as it deems necessary during the term of this Agreement.


                                SECTION THREE
                         BEST EFFORTS OF EXECUTIVE
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      Executive agrees that the Executive will at all times faithfully and to the best of the Executive's ability, experience and talent, perform all of the duties that may be required of or from the Executive pursuant to the express and implicit terms hereof. Executive acknowledges that the Executive is obligated to manage the business of the Company in a sound and businesslike manner and in material conformity with all laws and regulations governing the conduct of the business of the Company.

                              SECTION FOUR
                                  TERM
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      The term of this Agreement shall be three years beginning on February 1, 1997 and ending on January 31, 2000 (the "Term"). This Agreement may be extended for additional periods upon the mutual written agreement of the parties.


                              SECTION FIVE
                              COMPENSATION
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      During the Term of this Agreement, Executive shall be entitled to the following:

      A. The Company shall pay Executive a minimum monthly base salary of $12,500.00, payable on the last day of each month. The base salary may be increased by the Company at any time during the Term of this Agreement; provided, however, that until January 31, 2000, Executive's monthly base salary shall not be less than the amount set forth above.

      B. The Company shall pay Executive a minimum annual bonus of $37,500.00, payable in October of each year. The annual bonus may be increased by the Company at any time during the Term of this Agreement; provided, however, that until January 31, 2000, Executive's annual bonus shall not be less than the amount set forth above.

      C. Executive shall be provided with an executive level benefit program including stock options and/or stock grants as determined by the Company. Any such stock options shall become immediately exercisable, and such stock grants shall vest immediately, upon Executive's Involuntary Termination during the Term of this Agreement.

      D. Executive shall be eligible for coverage under such pension plan, group health insurance plan, 401(k) plan, vacation, holiday and other programs or policies in effect from time to time for salaried Executives of the Company.


                                SECTION SIX
                        OLD RALCORP STOCK OPTIONS
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      It is understood that Old Ralcorp previously granted Executive certain Non-Qualified Stock Options. It is further understood and agreed that Old Ralcorp paid Executive a lump sum payment that represents fair compensation for these Non-Qualified Stock Options. Executive understands and agrees that Executive received this lump sum payment in lieu of these options and that Executive forfeits all Old Ralcorp Non-Qualified Stock Options, and rights thereunder, which Executive had not exercised at the time Executive received the lump sum payment.

                               SECTION SEVEN
                             CHANGE OF CONTROL
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      Contemporaneously with the execution of this Agreement, the Executive and the Company will enter into a Management Continuity Agreement providing benefits under certain circumstances in the event of a Change-in-Control of the Company, as defined in such Management Continuity Agreement. Such benefits will be in addition to those provided under this Agreement; provided, however, that any benefits paid under said Management Continuity Agreement shall be reduced by amounts paid hereunder in respect of periods after Executive's termination of employment following a Change-in-Control. Executive agrees that the previous Management Continuity Agreement entered into by Executive with Old Ralcorp is null and void and Executive releases any claims to benefits under the previous Management Continuity Agreement.


                                 SECTION EIGHT
                                  TERMINATION
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      A. The Company reserves the right to terminate the employment of Executive at any time with or without cause. However, in the event of Executive's Involuntary Termination prior to January 31, 2000, Executive shall be entitled to the following:

            (i) payment within sixty (60) days after Executive's Involuntary Termination of Executive's minimum base salary under this Agreement for the remainder of the three-year term, in cash in a lump sum without discount or pro-ration; and

            (ii) payment within sixty (60) days after Executive's Involuntary Termination of the minimum annual bonuses which Executive would have been entitled to receive under this Agreement during the remainder of the three-year term, in cash in a lump sum without discount or pro-ration; and

            (iii) continuation for the remainder of the three-year term of the Executive's participation in each life, health, accident and disability plan in which the Executive was entitled to participate immediately prior to the Executive's termination, upon the same terms and conditions, including those with respect to spouses and dependents, applicable at such time; provided, however, that if the terms of any such benefit plan do not permit continued participation by the Executive, then the Company will arrange, at the Company's sole cost and expense, to provide the Executive a benefit substantially similar to, and no less favorable than, on an after-tax basis, the benefit the Executive was entitled to receive under such plan immediately prior the Executive's termination; provided further, however, that the benefit to be provided or payments to be made hereunder may be reduced by the benefits provided or payments made (in either case on an after-tax basis) by a subsequent employer for the same occurrence or event; and

            (iv) payment in cash in a lump sum, within sixty (60) days after the Executive's termination, of the difference between the present values as of the date of the termination of (a) the benefits under the Company's Retirement Plan and Supplemental Retirement Plan which the Executive and the Executive's beneficiary, if applicable, would have been entitled to receive had the Executive remained employed by the Company at a compensation level equal to that provided in this Agreement for the entirety of the three-year term, and
                   (b) the actual benefit, if any, to which the Executive and the Executive's beneficiary are entitled under the Retirement Plan and the Supplemental Retirement Plan. For purposes of this subparagraph, present value shall be calculated in accordance with Section 417(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"); no reduction factors for early retirement shall be applied in the calculation of benefits; and

            (v) payment, on a current basis, of any actual costs and expenses of litigation incurred by the Executive, including costs of investigation and reasonable attorney's fees, in the event the Executive is a party to any legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or the Executive's legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, plus interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

      B. The Executive may file with the Secretary or any Assistant Secretary of the Company a written designation of a beneficiary or contingent beneficiaries to receive the payments described above in the event of the Executive's death following the Executive's Involuntary Termination but prior to payment by the Company. The Executive may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary pursuant to this Agreement shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Company shall be in doubt as to the right of any such beneficiary to receive such payments, it may determine to pay such amounts to the legal representative of the Executive, in which case the Company shall not be under any further liability to anyone. In the event that such designated beneficiary or legal representative becomes a party to a legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or the Executive's estate, legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, the Company shall pay their actual costs and expenses of such litigation, including costs of investigation and reasonable attorneys' fees, plus interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that the Company shall not be required to pay such costs and expenses in connection with litigation to determine the proper payee, among two or more claimants, of the payments pursuant to this Agreement.

      C.    In the event of Executive's Voluntary Termination or
Termination for Cause, Executive shall not be entitled to receive any of the pay or benefits that would have been provided pursuant to this Agreement except for pay already earned and benefits already vested at the time of such termination.

      D. In the event that Executive's employment is terminated for any reason during the Term of this Agreement, Executive shall not be eligible to participate in any other severance pay plan established by the Company for its Executives unless such severance pay plan provides benefits of greater value in the aggregate than those available under this Agreement, in which case Executive shall be entitled to benefits under such severance pay plan but not under this Agreement.


                              SECTION NINE
                            CONFIDENTIALITY
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      Executive agrees that, in addition to any other limitations contained in this Agreement, regardless of the circumstances of Executive's termination of employment, Executive will not take, or communicate or disclose to any person, firm, corporation or other entity, any information relating to the Company's customer lists, prices, trade secrets, methods, systems, advertising, or any other confidential knowledge or secrets that Executive might from time to time acquire with respect to the business of the Company or any of its affiliates or subsidiaries, unless Executive obtains written consent of the Company. Executive also specifically acknowledges the continued validity and effect of any Agreement as to Confidentiality and Inventions previously signed by Executive and that the terms of any such agreement are incorporated into this Agreement by this reference.


                              SECTION TEN
                            NON-COMPETITION
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      In the event Executive's employment terminates pursuant to SECTION EIGHT, Executive will not, for the duration of this Agreement, on Executive's own behalf, or on behalf of any other person, firm, partnership or corporation, engage in the branded baby food business as either a proprietor, officer, director, partner, employee or consultant.

                             SECTION ELEVEN
                              ARBITRATION
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      As additional consideration for this Agreement, Executive agrees that any differences, claims, or matters in dispute arising between the Company and Executive out of or in connection with the Executive's employment or the termination of the Executive's employment by the Company including, but not limited to the terms and conditions of this Agreement, allegations of wrongful termination, allegations of employment discrimination or allegations of discriminatory or retaliatory discharge under any federal, state or local discrimination law shall be submitted by them to arbitration by the American Arbitration Association, or its successor, and the determination of the American Arbitration Association, or its successor, shall be final and absolute. The arbitrator shall be governed by the duly promulgated rules and regulations of the American Arbitration Association, or its successor, and the pertinent provisions of the laws of the State of Missouri relating to arbitration. The decision of the arbitrator may be entered as a judgment in any court of the State of Missouri or elsewhere.


                               SECTION TWELVE
                          MISCELLANEOUS PROVISIONS
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      A. The Company shall be entitled to withhold from any payments made pursuant to this Agreement, including SECTION EIGHT hereof, any federal, state or local taxes required to be withheld by law or regulation.

      B. This Agreement represents the entire agreement between the parties and any prior understandings or representations of any kind preceding the effective date of this Agreement shall not be binding on either party except to the extent incorporated into this Agreement. This Agreement shall not be altered, amended or modified except in writing signed by the Chief Executive Officer of the Company and by the Executive.

      C. This Agreement shall be binding upon and shall inure to the benefit of the assigns, heirs, legatees or personal representatives of Executive and the successors or assigns of the Company.

      D. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement other than to a successor to all or substantially all of the business and/or assets of the Company. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, the Executive's beneficiaries or Executive's legal representatives without the Company's prior written consent; provided, however, that nothing in this Section shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon the Executive's death, or (ii) the executors, administrators, or other legal representatives of the Executive's estate from assigning or transferring any rights hereunder to the person or persons entitled thereunto.

      E. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

      F. This Agreement shall be construed according to the laws of the State of Missouri without giving effect to the conflict of laws provisions thereof.

      G. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a wavier of such term or condition for the future or of any act other than that specifically waived.

      H. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of the Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

      The parties have entered into this Agreement based solely upon the terms and conditions set forth herein. THIS AGREEMENT CONTAINS A
BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE
PARTIES.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the 10th day of November, 1997.

                                        RALCORP HOLDINGS, INC.



/s/ S. W. Widham                        By: /s/ J. R. Micheletto
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Executive                                   J. R. Micheletto
                                            Chief Executive Officer
                                            and President